Exhibit 10.20

EXECUTIVE SUPPLEMENTAL BENEFITS/POLICIES UNIQUE TO ELECTED OFFICERS

Annual Physical Examination

Unisys offers you an opportunity to participate in the Executive Health Program through the University of Pennsylvania Health System. This is an important benefit that provides comprehensive health screening and risk reduction services tailored to your needs and schedule at no cost to you. You may schedule an exam by calling the University of Pennsylvania Health System at 610-902-5640.

Alternatively, if you choose not to participate in the program, you are eligible to obtain an annual company-paid physical examination from your personal physician. Amounts paid on your behalf are treated as imputed income.

Aircraft Usage

Elected officers are eligible for business travel on the corporate aircraft. Any personal use of the corporate aircraft must be pre-approved by the CEO. Expenses for aircraft usage are treated as imputed income. For business use of aircraft, Unisys pays the taxes on your behalf so there is no net impact to you.

Corporate Car and Driver

Unisys provides a company car and driver to elected officers for transportation while on business. Non-business use of a company car and driver (includes commuting) is treated as imputed income.

Executive Death Benefit

As an elected officer, you may elect up to $50,000 group universal life insurance coverage under the Company-Provided Life Insurance Plan. In addition, subject to underwriting approvals and applicable corporate governance requirements, elected officers are eligible for supplemental death benefit life insurance coverage under the Executive Death Benefit Only Program. During active employment, the program provides 4 times your base salary plus target bonus under the Executive Variable Compensation Plan. At retirement, if you remain eligible, the program provides 2.5 times your base salary immediately prior to retirement.

Financial Counseling – Tax Preparation Services

Unisys pays for financial counseling services including investment planning, estate planning, and/or tax preparation, up to an annual limit. You pay for the services, and Unisys will reimburse you up to your annual limit. Requests for reimbursement are made through Webtrex via TER submission.

Role	Annual Maximum
CEO	$7,500

Executive Vice President Senior Vice President	$5,000

Elected Officer VP	$4,000

You may use any service provider except for the Unisys corporate auditor (currently Ernst & Young). Amounts reimbursed under this program are treated as imputed income.

Spousal Travel

Spouses may travel with executives on business trips only when spousal attendance is required. Expenses for spousal travel are treated as imputed income with a tax gross-up, i.e., Unisys pays the taxes on your behalf so there is no net impact to you.

Please note: This communication describes in a summary fashion or refers to changes to certain Unisys benefit and compensation plans and programs, without going into all of the details. The provisions of the applicable plan/program documents solely determine the legal rights and obligations of any person. In the event of any discrepancy between these communications and the official plan/program documents, the applicable plan/program documents (including any amendments), as interpreted by the plan/program administrator, in his/her/its sole discretion, will always govern. Unisys reserves the right to amend or terminate any or all of its benefit and compensation plans, in whole or in part, at any time and for any reason without prior notice or consent, to the extent permissible under applicable law.

EXECUTIVE SUPPLEMENTAL BENEFITS/POLICIES UNIQUE TO ELECTED OFFICERS

Stock Option Transferability

Elected officers may choose to transfer the ownership of their stock options to a family member or trust. For information or if you choose to transfer your options, please call or write to the:

Corporate Secretary

Unisys Way, MS E7-117B

Blue Bell, PA 19424

(215) 986-3522

Stock Ownership Guidelines

Elected officers are subject to stock ownership guidelines based on a fixed number of shares of Unisys stock as follows:

CEO	200,000	Shares
EVP	75,000	Shares
SVP	45,000	Shares
VP	25,000	Shares

Elected officers are required to achieve their target by the later of April 1, 2010 or 5 years from becoming an officer.

IMPORTANT: Trading Windows (Quarterly)

In addition to other trading restrictions that may be imposed under the policy or applicable law, elected officers must limit their sale of Unisys common stock to periods commencing five (5) trading days after the release by Unisys of its quarterly or annual financial results and ending twenty-one (21) calendar days after the commencement of the trading period.

Contacts

Doug Seipel

VP Global Rewards

(215) 986-6814

douglas.seipel@unisys.com

Vijay Ramnath

Executive Compensation

(215) 986-2291

vijay.ramnath@unisys.com

Kathryn Rockholz

Executive Compensation

(215) 986-4021

kathryn.rockholz@unisys.com

Please note: This communication describes in a summary fashion or refers to changes to certain Unisys benefit and compensation plans and programs, without going into all of the details. The provisions of the applicable plan/program documents solely determine the legal rights and obligations of any person. In the event of any discrepancy between these communications and the official plan/program documents, the applicable plan/program documents (including any amendments), as interpreted by the plan/program administrator, in his/her/its sole discretion, will always govern. Unisys reserves the right to amend or terminate any or all of its benefit and compensation plans, in whole or in part, at any time and for any reason without prior notice or consent, to the extent permissible under applicable law.